September 26, 1996



VIA FACSIMILE AND CERTIFIED MAIL
RETURN RECEIPT NO. F 862-737-750

Mr. Alan Lieberman
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, IL 60015

Ms. Mary Lou Kennedy
First American Title
Insurance Company
30 North LaSalle Street
Suite 310
Chicago, IL 60602

     Re: Escrow Agreement by and among Greenwald Partners Limited Partnership ("Seller"), Southern Properties Fund, Inc. ("Purchaser"), and First American Title Insurance Company ("Escrow Agent"), dated September 6, 1996 ("Agreement")

Dear Mr. Lieberman and Ms. Kennedy:

     Pursuant to Section 2 of the Agreement, we are delivering, on behalf of our client, the Due Diligence Termination Notice (as defined in the Agreement). In this regard, pursuant to Paragraph 7.1 of the Agreement of Sale between Seller and Purchaser dated August 28, 1996, my client hereby elects to terminate the Agreement of Sale and, hereafter, neither party shall have any right, obligation, or liability thereunder, except for any rights, obligations or liabilities which survive termination.

     Pursuant to Section 7.1 of the Agreement, my client will be delivering forthwith to Seller under separate cover copies of all studies reports, and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period (as defined in the Agreement of Sale).

     While my client has terminated the Agreement of Sale pursuant to the attached Due Diligence Termination Notice and is entitled to an immediate refund of the Initial Earnest Money (as defined in the Agreement) together with all interest earned thereon, we request that the Escrow Agent does not immediately return the Initial Earnest Money as Purchaser and Seller are currently negotiating a possible reduction in the Purchase Price (as defined in the Agreement of Sale) and may revive the terminated Agreement of Sale within the next few days.






Mr. Alan Lieberman
Ms. Mary Lou Kennedy
September 26, 1996
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Page 2



     Please advise me immediately if there is any question as to the validity of the Due Diligence Termination Notice, the termination of the Agreement of Sale, or Escrow Agent's ability to maintain the Initial Earnest Money while the parties proceed with their negotiations.

     We thank you in advance for your anticipated cooperation in this matter. Please call me with any questions or comments you may have regarding the foregoing.

                              Sincerely,


                              /s/ Steven W. Zalkowitz

                              Steven W. Zalkowitz

SWZ/mas
177006
enclosure

cc:  Mr. Michael D. Wohl
     Mr. Ken Endelson (via facsimile)
     Mr. Richard Finkelstein (via facsimile)
     Ferdinand J. Gallo, III, Esq. (via facsimile)
     Daniel J. Perlman, Esq. (via facsimile)
     Stephen J. Helfman, Esq.

                                  Schedule 1

                 AFFIDAVIT OF DUE DILIGENCE TERMINATION NOTICE


State of  Florida   )
                    ) SS.
County of Date      )


     The undersigned, having been first duly sworn, does hereby affirm, depose and state that Southern Properties Fund, Inc., as Purchaser under that certain Agreement of Sale dated August 28, 1996, providing for the sale of property located in Orlando, Florida and known as Walden Green Apartments has terminated the Agreement of Sale pursuant to Paragraph 7.1 thereof.

     The undersigned demands return of all earnest money deposited under the Agreement of Sale pursuant to its right therein.

     IN WITNESS WHEREOF, the undersigned has executed this Affidavit on this 26th day of September 26, 1996.

                              SOUTHERN PROPERTIES FUND, INC.
                              a Florida corporation

                                   /s/ Michael D. Wohl
                              By:  -------------------------

                                   Michael D. Wohl
                              Name:------------------------

                                   President
                              Its: ------------------------

Subscribed and sworn to before
me, a Notary Public in and for said
County and State, by Michael D. Wohl,
president of Southern Properties Fund, Inc.
who is personally known to me.

/s/Steven W. Zelkowitz
-----------------------------------
Notary Public

STEVEN W. ZELKOWITZ
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